Exhibit 99.1

Charter Announces Intention To Delist

Time Warner Cable, LLC Sterling Pound Notes From the NYSE

STAMFORD, Connecticut, July 5, 2016 – Charter Communications, Inc. (“Charter”) (NASDAQ: CHTR) today publicly announced its intention to voluntarily delist from the New York Stock Exchange (the “NYSE”) the 5 3⁄4% Notes due 2031 and 5 1⁄4% Notes due 2042 (the “Sterling Notes”) of Time Warner Cable, LLC (f/k/a TWC NewCo LLC) (the “Company”), a subsidiary of Charter and the successor to the obligations of Time Warner Cable Inc. (“TWC”) under the Sterling Notes, on July 25, 2016, as well as to deregister the Sterling Notes from registration with the U.S. Securities and Exchange Commission (the “Commission”). The associated guarantee of the Sterling Notes by Time Warner Cable Enterprises LLC is also expected to be delisted and deregistered in connection therewith. On July 15, 2016, Spectrum Management Holding Company, LLC, the successor to TWC’s obligations under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), intends to file a Form 25 with the Commission and it is expected that the last day of trading of the Sterling Notes on the NYSE will be Monday, July 25, 2016. Charter does not intend to arrange for listing or registration of the Sterling Notes on another exchange or for quotation in a quotation medium.

On May 18, 2016, pursuant to the transaction with Charter, TWC’s common stock was suspended from trading on the NYSE. TWC’s common stock was removed from listing and registration on the NYSE at the opening of business on May 31, 2016. Because TWC’s common stock is no longer publicly held, Charter believes that the costs and expenses associated with the continued listing of the Sterling Notes on the NYSE, and the corresponding governance and filing requirements, are not economically justified.

Therefore, Charter decided to apply for the voluntary delisting of the Company’s Sterling Notes from the NYSE and for deregistration of the Sterling Notes and the related guarantee under the Exchange Act to eliminate the associated costs and expenses.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter’s advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at www.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955